Exhibit 99.1

News Release

For Immediate Release

March 25, 2013

Carlyle to Offer Senior Notes

Washington, DC – Global alternative asset manager The Carlyle Group L.P. (NASDAQ: CG) today announced its intention to offer, subject to market and other conditions, senior notes of Carlyle Holdings II Finance L.L.C., its indirect subsidiary. The notes will be fully and unconditionally guaranteed by The Carlyle Group L.P. and its indirect subsidiaries, Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. Carlyle intends to use the net proceeds from the sale of the notes to repay outstanding borrowings under the term loan of its senior credit facility.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

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Media Contact:

Liz Gill

+1-202-729-5385

elizabeth.gill@carlyle.com

Investor Contact:

Daniel Harris

+1-212-813-4527

daniel.harris@carlyle.com

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